AMENDMENT
                             TO
                      RIGHTS AGREEMENT



   This AMENDMENT TO RIGHTS AGREEMENT (the "Amendment") is entered into as of the 10th day of September, 1993, between Maxtor Corporation, a Delaware corporation (the "Company"), and The First National Bank of Boston (the "Rights Agent").

                           RECITALS

   WHEREAS, pursuant to that certain Rights Agreement dated as of January 27, 1988 (the "Rights Agreement"), the Board of Directors of the Company on January 27, 1988 (I) authorized the issuance and declared a dividend of one right (a "Right") for each share of the Common Stock (as defined herein) of the Company outstanding as of the close of business on February 8, 1988, each Right representing the right to purchase one share of Common Stock of the Company upon the terms and subject to the conditions set forth in the Rights Agreement, and (ii) further authorized the issuance of one Right with respect to each share of Common Stock of the Company that shall become outstanding between February 8, 1988, and the Distribution Date (as defined in the Rights Agreement);

   WHEREAS, in accordance with Section 21 of the Rights Agreement, Chemical Trust Company of California resigned as Rights Agent and The First National Bank of Boston was appointed as the second successor Rights Agent effective May 10, 1993;

   WHEREAS, pursuant to Section 4.9 of that certain Stock Purchase Agreement among the Company and Hyundai Electronics Industries Co., Ltd., Hyundai Heavy Industries Co., Ltd., Hyundai Corporation and Hyundai Merchant Marine Co., Ltd. (collectively, the "Purchasers"), dated as of September 10, 1993 (the "Purchase Agreement"), the Company agreed to amend the Rights Agreement as set forth herein.

   WHEREAS, the Company has requested that the Rights
Agreement be amended, in accordance with Section 26 of the Rights Agreement, as set forth herein and the Rights Agent is willing to amend the Rights Agreement as set forth herein.


                          AGREEMENT


   NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

   1. Section 1(a) of the Rights Agreement is hereby deleted in its entirety and amended to read in full as follows:

   (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the outstanding
   Common Stock; provided, however, that an Acquiring
   Person shall not include (1) an Exempt Person (as such term is hereinafter defined) or (2) upon the closing of the acquisition of Class A Common Stock (the "Hyundai
   Closing") under that certain Stock Purchase Agreement among the Company and Hyundai Electronics Industries,
   Co., Ltd., Hyundai Heavy Industries Co., Ltd., Hyundai
   Corporation and Hyundai Marine Co., Ltd. (collectively the "Purchasers") dated as of September 10, 1993 (the
   "Purchase Agreement"), any of the Purchasers or their Affiliates, so long as (i) the Purchasers and their Affiliates continue following the Hyundai Closing collectively to hold shares of Common Stock of the Company which constitute at least twenty percent (20%) of the outstanding voting power of the Company and (ii) no material breach of Section 7.2 of the Purchase
   Agreement by Purchaser or any Affiliate of a Purchaser has occurred.

   2. Section 1(g) is deleted in its entirety and amended to read in full as follows:

   (g) "Common Stock" when used with reference to the Company shall mean the common stock of the Company whether designated as Common Stock or Class A Common
   Stock. "Common Stock" when used with reference to any Person other than the Company which shall be organized in corporate form shall mean the capital stock or other equity security with the greatest per share voting power of such Person or, if such Person is a Subsidiary of or is controlled by another Person, the Person which ultimately controls such first-mentioned Person.
   "Common Stock" when used with reference to any Person other than the Company which shall not be organized in corporate form shall mean units of beneficial interest which shall represent the right to participate in profits, losses, deductions and credits of such Person and which shall be entitled to exercise the greatest voting power per unit of such Person.

   3. All other provisions of the Rights Agreement shall remain unchanged.

   4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

   IN WITNESS WHEREOF, the parties have caused this Amendment to be executed themselves or by their respective duly authorized representatives as of the date first above written.


                                 MAXTOR CORPORATION


                             By:   /s/  Mark Chandler
                                   ------------------
                                      Mark Chandler

                        Its: Vice President, Corporate
                             Development and General Counsel


                           THE FIRST NATIONAL BANK OF BOSTON


                             By:   /s/  Geoffrey D. Anderson
                                   -------------------------
                                       Geoffrey Anderson

                        Its: Senior Account Manager